Exhibit (a)(1)(xxiv)

Amended and Restated

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

PEOPLESOFT, INC.

at

$26.50 Net Per Share

by

PEPPER ACQUISITION CORP.

a wholly owned subsidiary of

ORACLE CORPORATION

December 15, 2004

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by Pepper Acquisition Corp. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of Oracle Corporation, a Delaware Corporation, to act as Dealer Manager in connection with its offer to purchase all outstanding shares of common stock, par value $0.01 per share, and the associated preferred stock purchase rights (together, the “Shares”), of PeopleSoft, Inc., a Delaware corporation (the “Company”), at $26.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser’s Amended and Restated Offer to Purchase dated December 15, 2004, and the related Amended and Restated Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

The Amended and Restated Offer to Purchase amends and restates the original and each interim Offer to Purchase dated June 9, 2003, July 24, 2003, February 12, 2004 and November 3, 2004 (collectively, the “Original Offer to Purchase”), and the Amended and Restated Letter of Transmittal amends and restates the original and each interim Letter of Transmittal related thereto (collectively, the “Original Letter of Transmittal”).

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Amended and Restated Offer to Purchase dated December 15, 2004;

2.	Amended and Restated Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients;

3.	Amended and Restated Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, the Depositary for the Offer, by the expiration of the Offer;

4.	A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

6.	Return envelope addressed to the Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, DECEMBER 28, 2004, UNLESS THE OFFER IS EXTENDED.

The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent or the Depositary as described in the Amended and Restated Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to accept the Offer a duly executed and properly completed Amended and Restated Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Amended and Restated Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 12:00 Midnight, New York City time, on Tuesday, December 28, 2004.

Shares previously tendered pursuant to the Original Offer to Purchase and the Original Letter of Transmittal and not withdrawn constitute valid tenders for purposes of the Offer as amended. Stockholders who have validly tendered and not withdrawn their Shares are not required to take any further action with respect to such Shares in order to receive the offer price of $26.50 if Shares are accepted for payment and paid for by the Purchaser pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized. Stockholders who have not already tendered their Shares should disregard the materials previously delivered and use the materials accompanying the Amended and Restated Offer to Purchase.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Amended and Restated Offer to Purchase.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF PEPPER ACQUISITION CORP., ORACLE CORPORATION, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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